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                                                                      Exhibit 12

                    New England Telephone & Telegraph Company

                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)

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
                                               Three Months Ended                       Years Ended December 31,
                                                 March 31, 2000        1999         1998         1997         1996        1995
                                                    ---------       -------------------------------------------------------------
Income before provision for income taxes,
    extraordinary items, and cumulative effect of
    change in accounting principle                  $   271.4       $ 1,059.3    $ 1,027.7    $   898.1    $ 1,082.3    $   837.4

Equity in income of affiliates                           (4.1)          (20.2)       (15.7)       (18.0)        (9.2)       (11.1)

Dividends received from equity affiliates                 4.6            27.8         21.4          8.3         10.3          8.3

Interest expense                                         40.3           144.8        153.7        138.9        142.1        153.9

Portion of rent expense representing interest             6.8            25.4         28.0         28.3         27.9         28.4

Amortization of capitalized interest                      0.9             3.1          2.2          1.3          0.4         --
                                                    ---------       -------------------------------------------------------------
Income, as adjusted                                 $   319.9       $ 1,240.2    $ 1,217.3    $ 1,056.9    $ 1,253.8    $ 1,016.9
                                                    =========       =============================================================

Fixed charges:

Interest expense                                    $    40.3       $   144.8    $   153.7    $   138.9    $   142.1    $   153.9

Portion of rent expense representing interest             6.8            25.4         28.0         28.3         27.9         28.4

Capitalized interest                                      3.5            13.9         13.8         13.0         12.5         --
                                                    ---------       -------------------------------------------------------------

Fixed Charges                                       $    50.6       $   184.1    $   195.5    $   180.2    $   182.5    $   182.3
                                                    =========       =============================================================

Ratio of Earnings to Fixed Charges                       6.32            6.74         6.23         5.87         6.87         5.58
                                                    =========       =============================================================
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